Exhibit 10.4

2005 EXECUTIVE BONUS PLAN

Eligibility:	Eligible employees are all officers of the company with the title of vice president or above.

Target Bonus:	Target bonuses for each eligible employee will be determined by the Compensation Committee based on input from the Chief Executive Officer.

Actual Bonus:

A bonus payout ratio will be calculated, based on the Company’s performance to specific objectives, using the methodology described in this plan. The target bonus of each employee will be multiplied by the bonus payout ratio to calculate the actual bonus.

Payments:	Bonuses will be payable 45 days after the end of the fiscal year.

Company Objectives:

Bonuses will be based on performance to the following five objectives.  Specific criteria under each objective will be determined by the Compensation Committee based on input from the Chief Executive Officer.

A.	Product Development
B.	Technology Qualification
C.	New Product Design-Ins
D.	New Product Revenue
E.	Total Revenue

Calculation of Bonus Payout Ratio:

Performance to each objective will be determined and a weighting factor will be calculated for each objective.  The weighting factors will be determined by the Compensation Committee based on input from the Chief Executive Officer.  The weighting factors for each objective will then be added.  Bonus payout ratios will then be calculated as follows:

•	Group A:	Bonus Payout Ratio	=	50% + Sum of Weighting Factors

•	Group B:	Bonus Payout Ratio	=	Sum of Weighting Factors

Bonus Payment Approval:

Performance to objectives, weighting factors and individual bonuses will be calculated by the Company and presented during the February 2006 Compensation Committee meeting.  All individual bonuses will be approved by the Compensation Committee prior to employee distribution.